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                                                                  Exhibit (k)(5)

                                     FORM OF

                        ADDITIONAL COMPENSATION AGREEMENT

                                                                      May , 2003
Eaton Vance Management
255 State Street
Boston, MA  02109

Ladies and Gentlemen:

            Reference is made to the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), by and among Eaton Vance Limited Duration Income Fund, a closed-end management investment company (the "Fund"), Eaton Vance Management ("Eaton Vance" or the "Investment Adviser") and each of the respective Underwriters named therein, with respect to the issue and sale of the Fund's common shares of beneficial interest, par value $0.01 per share (the "Common Shares"), as described therein. Reference is also made to (i) the Investment Advisory Agreement (the "Investment Advisory Agreement") entered into between the Investment Adviser and the Fund and (ii) the registration statement on Form N-2 regarding the Common Shares of the Fund (the "Registration Statement"). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Underwriting Agreement.

            The Investment Adviser hereby confirms its agreement with each Qualifying Underwriter (as defined in Section 1 hereof) with respect to the additional compensation referred to in the "Underwriting" section of the Registration Statement, payable by the Investment Adviser to each of the Qualifying Underwriters. The Investment Adviser agrees to pay to each Qualifying Underwriter additional compensation (collectively, the "Additional Compensation") as provided for in Section 3 hereof; provided, however, that such Additional Compensation shall not exceed an amount equal to 0.15% per annum of the aggregate average weekly gross assets of the Fund (including assets attributable to any preferred shares of the Fund that may be outstanding); and provided, further, that such payments shall not, in the aggregate, exceed the "Maximum Additional Compensation Amount" (as defined in Section 4 hereof). The Additional Compensation shall be payable as set forth in Section 3 hereof.

            SECTION 1. Qualifying Underwriters. For the purposes of this Additional Compensation Agreement, each Underwriter which sells Common Shares of the Fund with an aggregate purchase price to the public of at least $50,000,000 shall be a "Class I Qualifying Underwriter" and each Underwriter which sells Common Shares of the Fund with an aggregate purchase price to the public of at least $100,000,000 shall be a "Class II Qualifying Underwriter;" provided, however, that the amounts required to qualify as a Class I Qualifying Underwriter or a Class II Qualifying Underwriter may be reduced with respect to any
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Underwriter in the sole discretion of the Investment Adviser. Class I
Qualifying Underwriters and Class II Qualifying Underwriters are referred to collectively herein as "Qualifying Underwriters." A Qualifying Underwriter which qualifies as a Class II Qualifying Underwriter shall not also be a Class I Qualifying Underwriter. Within 60 days following the Closing Date, the Qualifying Underwriters shall prepare or cause to be prepared and provide to the Investment Adviser a chart listing each of the Qualifying Underwriters, which chart shall indicate the number of Common Shares sold by each Qualifying Underwriter and the Pro Rata Percentage (as defined in Section 2 hereof) of each Qualifying Underwriter and shall be appended as Schedule A to this Additional Compensation Agreement. Such Schedule A shall be prepared in good faith by the Qualifying Underwriters and subject to verification by the Investment Adviser.

            SECTION 2. Pro Rata Percentage. Each Qualifying Underwriter shall be assigned a "Pro Rata Percentage," the numerator of which shall equal the aggregate purchase price to the public of the Common Shares sold by such Underwriter as set forth on Schedule A hereto and the denominator of which shall equal the aggregate purchase price to the public of all of the Common Shares purchased by the Underwriters pursuant to the Underwriting Agreement.

            SECTION 3. Payment of Additional Compensation.

      (a) The Investment Adviser shall pay the Additional Compensation, quarterly in arrears, to each Class I Qualifying Underwriter in an amount equal to the product of such Qualifying Underwriter's Pro Rata Percentage multiplied by 0.0250% of the aggregate average weekly gross assets of the Fund for such quarter.

      (b) The Investment Adviser shall pay the Additional Compensation, quarterly in arrears, to each Class II Qualifying Underwriter in an amount equal to the product of such Qualifying Underwriter's Pro Rata Percentage multiplied by 0.0375% of the aggregate average weekly gross assets of the Fund for such quarter.

      (c) All fees payable hereunder shall be paid to each Qualifying Underwriter by wire transfer of immediately available funds within 15 days following the end of each calendar quarter to a bank account designated by such Qualifying Underwriter. At the time of each payment of Additional Compensation hereunder, the Investment Adviser shall deliver to each Qualifying Underwriter receiving an installment of Additional Compensation a statement indicating the amount of the of the aggregate average weekly gross asset value of the Fund for such quarter (including assets attributable to any preferred shares of the Fund that may be outstanding) on which such payment was based.

      (c) The initial payments of Additional Compensation hereunder shall be paid with respect to the calendar quarter ending June 30, 2003. In the event that this Additional Compensation Agreement terminates prior to the end of a calendar quarter, the Additional Compensation required to be paid hereunder shall be due and payable within 15 days following the termination hereof and shall be pro-rated in respect of the period prior to such termination. Notwithstanding the foregoing, if any payment hereunder would otherwise fall on a day which is not a business day, it shall be due on the next day which is a business day. All fees payable


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hereunder shall be in addition to any fees paid by the Investment Adviser pursuant to the Underwriting Agreement.

            SECTION 4. Maximum Additional Compensation Amount. The "Maximum Additional Compensation Amount" payable by the Investment Adviser hereunder shall be, with respect to each Qualifying Underwriter, such amount as, when taken together with the amount of all underwriting compensation other than the Additional Compensation received by such Underwriter in connection with the offering of the Common Shares of the Fund, equals the maximum compensation allowed under the conduct rules of the National Association of Securities Dealers, Inc. (which we currently understand is 9.00%), as such rules are then in effect; provided, that in determining when the maximum amount has been paid the value of each of the quarterly payments shall be discounted at the annual rate of 10% to the closing date of the initial offering of the Fund's common shares. The fees payable to each Qualifying Underwriter under this Agreement with respect to any calendar quarter shall be limited such that, when taken together with any other fees received from Eaton Vance in connection with the Fund during such quarter, such fees shall not exceed 0.0250% of the average weekly gross assets of the Fund during such quarter.

            SECTION 5. Term. This Additional Compensation Agreement shall continue coterminously with and so long as the Investment Advisory Agreement, dated April 14, 2003, remains in effect between the Fund and Eaton Vance, or any similar investment advisory agreement with a successor in interest or affiliate of Eaton Vance remains in effect, as, and to the extent, that such investment advisory agreement is renewed periodically in accordance with the Investment Company Act of 1940, as amended. This Additional Compensation Agreement shall terminate on the earliest to occur of (a) with respect to any Qualifying Underwriter, the payment by the Investment Adviser to such Qualifying Underwriter of the Maximum Additional Compensation Amount, (b) with respect to the Fund, the dissolution and winding up of the Fund and (c) with respect to the Fund, the date on which the Investment Advisory Agreement or other investment advisory agreement between the Fund and Eaton Vance or any successor in interest to Eaton Vance, including but not limited to an affiliate of Eaton Vance, shall terminate.

            SECTION 6. Not an Investment Adviser. Eaton Vance acknowledges that the Underwriters are not providing any advice hereunder as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund. No provision of this Additional Compensation Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of any Underwriter, and the Underwriters are not hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services.

            SECTION 7. Not Exclusive. Nothing herein shall be construed as prohibiting any Underwriter or its respective affiliates from acting as such for any other clients (including other registered investment companies or other investment advisers).

            SECTION 8. No Liability. Eaton Vance agrees that no Underwriter shall have liability to Eaton Vance or the Fund for any act or omission to act by such Underwriter in

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the course of its performance under this Additional Compensation Agreement, in the absence of gross negligence or willful misconduct on the part of such Underwriter. Eaton Vance agrees to indemnify and hold harmless each Underwriter and its respective officers, directors, agents and employees against any loss or expense arising out of or in connection with such Underwriter's performance under this Additional Compensation Agreement. This provision shall survive the termination, expiration or supersession of this Additional Compensation Agreement.

            SECTION 9. Assignment. This Additional Compensation Agreement may not be assigned by any party without the prior written consent of each other party.

            SECTION 10. Amendment; Waiver. No provision of this Additional Compensation Agreement may be amended or waived except by an instrument in writing signed by the parties hereto.

            SECTION 11. Governing Law. This Additional Compensation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

            SECTION 12. Counterparts. This Additional Compensation Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Additional Compensation Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.


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                  If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among Eaton Vance and the Qualifying Underwriters in accordance with its terms.

                                                 Very truly yours,

                                                 [Qualifying Underwriter]


                                                 By:
                                                     ---------------------------
                                                     Name:
                                                     Title:

                                                 [Qualifying Underwriter]

                                                 By:
                                                     ---------------------------
                                                     Name:
                                                     Title:


CONFIRMED AND ACCEPTED,
as of the date first above written:


EATON VANCE MANAGEMENT


By:
    --------------------------------------------
    Name:
    Title:
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                                   SCHEDULE A

                                                  Aggregate
                                          Purchase Price to Public   Pro Rata
Name of Qualifying Underwriter    Class     of Common Shares Sold   Percentage
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